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                     November 21, 2022

       Israel Abitbol
       Chief Financial Officer
       374Water Inc.
       701 W Main Street, Suite 410
       Durham, NC 27701

                                                        Re: 374Water Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 000-27866

       Dear Israel Abitbol:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing